[ letterhead of Akin Doherty Klein & Feuge, P.C.]

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 27, 2006

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 (the "Registration Statement") of our report dated March 10, 2006, relating to the financial statements of The Exploration Company of Delaware, Inc. (the "Company"), which were included in the Company's Annual Report on Form 10-K, for the year ended December 31, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

AKIN, DOHERTY, KLEIN & FEUGE, P.C.
8610 N. New Braunfels Ave., Ste. 101
San Antonio, Texas 78217

/s/ Akin, Doherty, Klein & Fegue
Akin, Doherty, Klein & Feuge, P.C.
By: Thomas A. Akin, Partner